Exhibit 99.1

Environmental Tectonics Corporation Announces
the Expansion of its Board of Directors

 Roger Colley Appointed as a Member

Southampton, PA, August 15, 2011.  Environmental Tectonics Corporation (OTC Bulletin Board: (ETCC:PK) (“ETC”) today announced the appointment of Roger Colley to its Board of Directors.  Mr. Colley brings the total of ETC Board members to seven.

Mr. Colley is a graduate of the Wharton School of the University of Pennsylvania and the former president of two public environmental companies, both regarded as technical leaders in their respective fields.  He also served for fifteen years as a trustee of the Children’s Hospital of Philadelphia.  He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

William F. Mitchell, ETC’s Chairman and President, stated, “I am very pleased that Roger has agreed to join our Board of Directors.  With his experience as an entrepreneur and his management and financial background, Roger will be invaluable in helping ETC promote and grow our tactical flight simulation and Advanced Disaster Management Simulator businesses.”

About Environmental Tectonics Corporation:

ETC designs, manufactures and sells software driven products and services used to recreate and monitor the physiological effects of motion on humans and equipment and to control, modify, simulate and measure environmental conditions. These products include aircrew training systems (aeromedical, tactical combat and general), disaster management systems, sterilizers (steam and gas), environmental testing products and hyperbaric chambers and other products and services that involve similar manufacturing techniques and engineering technologies. ETC’s unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. ETC is headquartered in Southampton, PA. For more information about ETC, visit http://www.etcusa.com/.

Forward-looking Statements:

This press release contains forward-looking statements, which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s most-recent Annual Report on Form 10-K filed with the United States Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements.

CONTACT: Bob Laurent, CFO Tel: 215-355-9100 (Ext. 1550) Fax: 215-357-4000 http://www.etcusa.com